UNITED STATES
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CYPRESS SEMICONDUCTOR CORPORATION
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The following document was provided to certain large institutional stockholders of Cypress Semiconductor Corporation (the "Company" or "Cypress" or "our") on April 29, 2014 in order to provide further disclosure on our 2014 long-term incentive (LTI) plan:

2014 Long-Term Incentive (LTI) Grants

Based on feedback from our 2014 investor outreach program, the Compensation Committee of the Board of Directors has made substantial changes to the 2014 LTI equity grants for our named executive officers. The 2014 LTI program is focused on the following objectives:

•
Decreasing the targeted award dollar value to align with the 50th percentile of our 2014 peer group. Including a total shareholder return (TSR) adjustment factor in the plan design that would automatically not allow the target to be achieved if our relative TSR as compared to our peer group was below median.

•	Avoiding the need to use negative discretion (as was done in 2013) in a situation where financial and or TSR was below average relative to our peer group.

•	Implementing a program design that included increased weight, and at risk payments, associated with financial performance as well as a built in adjustment factor for TSR.

•	Began a multi-year movement towards increasing the performance measurement periods and introducing a small percentage of service based awards during the transition period to longer milestones.

The Company sets targeted amounts that are only expected to be achieved in periods of above average performance and are meant to serve as a strong incentive for management to achieve. If the performance is not above average from a Company perspective and/or on a relative basis in comparison to its peers the target will not be achieved. For instance, in 2012 and 2013 the actual value delivered as a percentage of the initial targeted value was only 37% and 41% respectively.

The table below details the stock based compensation charge for our CEO at the estimated target level for 2014 as compared to 2013.

NEO        2014 Target Value (1)    2013 Target Value (2)    % Decrease From 2013
T.J. Rodgers    $2,662,000        $5,580,180        (53%)

(1)
This amount represents a preliminary estimate based on our assumption at the grant date value for all performance based milestones and the service based award. Due to the inclusion of the TSR factor for the performance-based milestones, we are in the process of completing an external valuation to value the market based elements associated with these awards and will provide an update in a future public filing if the amounts differ significantly. This amount is a target and the actual amount that will actually be earned and realized may vary significantly.

(2)	This amount represents the target value at the time of grant as detailed in our 2014 Proxy Statement. The actual amount delivered was approximately 41% of the target.

The targeted equity awards can be earned over a period of one to two years, subject to the achievement of certain performance milestones set by the Compensation Committee. Milestone 1 has a weight of 60%, Milestone 2 has a weight of 20% that can be earned over a two-year period and the service-based award has a weight of 20% which can be earned over a period of two years. The ultimate amount earned, if any, under the performance milestones is subject to a TSR modifier as described below. The performance milestones include the following:

Milestone #1-our Chief Executive Officer’s annual strategic goals, or CSFs, include various corporate-level strategic goals focused on financial results of operation, cost savings, gaining additional market share, introducing new products on specific schedules, implementing various operational and customer facing systems as well as achieving certain organizational best practices (“CEO Scorecard”). The CEO Scorecard represents the action items that are most critical to the Company’s long-term success. Many of the goals are a deliverable under a three year horizon that the CEO and the Board deem necessary to accomplish the long-term financial plan and drive increased shareholder value. For example, the introduction of a new product on budget and schedule in Q3 2014 is a necessary requirement to achieve a targeted level of revenue that we have planned for fiscal year 2016. Each individual goal is assigned a specific number of points and each goal has specific targets that are determined in advance and document precisely what is required to achieve 100% of the goal and then scales down to a specific 0% point. The maximum number of points that can be achieved for the CEO Scorecard is 100 (which has never happened) and there is no discretionary component to the score of the CEO Scorecard as each goal is specific, measurable, agreed in advance and was approved by the Compensation Committee. In order for a participant to earn 100% of the shares underlying Milestone #1, our CEO must obtain 85 points or greater under the CEO Scorecard and achievement then scales down linearly to 0% of shares earned if the CEO Scorecard score is less than 60 points.

The weighting of the CEO Scorecard has been changed in 2014 to have more emphasis on revenue and financial metrics. For example, in 2014 the revenue and financial metrics total 55 points out of 100 versus 30 out of 100 in 2013. Thus if performance is below target in 2014 the plan design will yield a below target payout which can than further be compounded by the TSR factor as detailed below.

The CEO Scorecard is reviewed and approved by the Board and cannot be changed during the year. There is no discretion applied to any goal or the final score. The Board monitors the progress on a quarterly basis. Due to competitive reasons we are not detailing every goal but will provide additional detail in our 2015 proxy statement once the year is complete and the final achievement is approved by the Compensation Committee. For 2014, the major categories and weighting are as follows: revenue growth 34 points, financial performance metrics 21 points, new product development 20 points, operational improvements 5 points, specific sales and marketing programs to drive growth and market share 15 points, and net promoter score (customer satisfaction) improvement 5 points.

Milestone #2-requires the Company to achieve a higher than average specific revenue dollar amount during fiscal year 2015. In order for a participant to earn 100% of the shares underlying Milestone #2, the Company must achieve a specific revenue dollar amount in fiscal year 2015 which scales down linearly to 0% of the shares earned if the actual revenue amount is less than target.

The achievements, if any, under Milestones #1 and #2 will be multiplied by a TSR factor for the applicable milestone performance period as compared to the performance of the Peer Group of Companies as detailed in our 2014 Proxy. The TSR factor is .625 if Cypress is at the 10th or lower rank order percentile, from .625 to1.0 if Cypress is above the 10th percentile and below the 40th percentile, at 1.0 if Cypress is between the 40th and 60th percentile, from 1.0 to 1.375 if Cypress is above the 60th percentile and below the 90th percentile, and 1.375, which is the maximum, if Cypress is above the 90th percentile.